Exhibit 5.1

Hogan Lovells US LLP 390 Madison Avenue New York, NY 10017 T +1 212 918 3000 F +1 212 918 3100 www.hoganlovells.com

April 3, 2025

Smurfit Westrock plc

Smurfit Kappa Treasury Unlimited Company

Smurfit Westrock Financing Designated Activity Company

The additional registrants listed on Schedule I hereto

Beech Hill, Clonskeagh

Dublin 4, D04 N2R2

Ireland

To the addressees referred to above:

We are acting as special United States counsel to (a) Smurfit Kappa Treasury Unlimited Company (“SKT”), a public unlimited company incorporated under the laws of Ireland, and a wholly-owned indirect subsidiary of Smurfit Westrock plc (“Smurfit Westrock”), a public limited company incorporated under the laws of Ireland, (b) Smurfit Westrock Financing Designated Activity Company (“SWF” and, together with SKT, the “Issuers”), a designated activity company incorporated under the laws of Ireland, and a wholly-owned direct subsidiary of Smurfit Westrock, (c) the Covered Guarantors identified in Annex I attached hereto (the “Covered Guarantors”), and (d) the Non-Covered Guarantors identified in Annex I attached hereto (the “Non-Covered Guarantors” and, together with the Covered Guarantors, the “Guarantors”), in connection with the filing by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) of a registration statement on Form S-4 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”), relating to (a) SKT’s offer (the “SKT exchange offer”) to exchange up to (i) $750,000,000 aggregate principal amount of its registered 5.200% Senior Notes due 2030 (the “New 2030 Notes”) for $750,000,000 aggregate principal amount of its outstanding unregistered 5.200% Senior Notes due 2030 (the “Original 2030 Notes”); (ii) $1,000,000,000 aggregate principal amount of its registered 5.438% Senior Notes due 2034 (the “New 2034 Notes”) for $1,000,000,000 aggregate principal amount of its outstanding unregistered 5.438% Senior Notes due 2034 (the “Original 2034 Notes”); and (iii) $1,000,000,000 aggregate principal amount of its registered 5.777% Senior Notes due 2054 (the “New 2054 Notes” and, together with the New 2030 Notes and New 2034 Notes, the “New SKT Notes”) for $1,000,000,000 aggregate principal amount of its outstanding unregistered 5.777% Senior Notes due 2054 (the “Original 2054 Notes” and, together with the Original 2030 Notes and Original 2034 Notes, the “Original SKT Notes”); (b)  SWF’s offer (the “SWF

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exchange offer” and, together with the SKT exchange offer, the “exchange offers”) to exchange up to $850,000,000 aggregate principal amount of its registered 5.418% Senior Notes due 2035 (the “New SWF Notes” and, together with the New SKT Notes, the “New Notes”) for $850,000,000 aggregate principal amount of its outstanding unregistered 5.418% Senior Notes due 2035 (the “Original SWF Notes” and, together with the Original SKT Notes, the “Original Notes”), (c) the issuance by the SKT Note Guarantors (as defined below) of guarantees of the New SKT Notes (the “New SKT Guarantees”) in exchange for the existing guarantees of the Original SKT Notes and (d) the issuance by the SWF Note Guarantors (as defined below) of guarantees of the New SWF Notes (the “New SWF Guarantees” and, together with the New SKT Guarantees, the “New Guarantees”) in exchange for the existing guarantees of the Original SWF Notes.

The New SKT Notes will be fully and unconditionally guaranteed on a senior unsecured basis by SWF and the Guarantors (the “SKT Note Guarantors”). SKT will issue the New SKT Notes under the Indenture, dated as of April 3, 2024, by and among SKT, the SKT Note Guarantors and Deutsche Bank Trust Company Americas (the “Trustee”), as trustee, paying agent, transfer agent and registrar (as it may be amended and supplemented, the “SKT Indenture”).

The New SWF Notes will be fully and unconditionally guaranteed on a senior unsecured basis by SKT and the Guarantors (the “SWF Note Guarantors”). SWF will issue the New SWF Notes under the Indenture, dated as of November 26, 2024, by and among SWF, the SWF Note Guarantors and the Trustee, as trustee, paying agent, transfer agent and registrar (as it may be amended and supplemented, the “SWF Indenture”, and together with SKT Indenture, the “Indentures”).

This opinion letter is furnished to you at your request to enable you to fulfill the requirements of Item 601(b)(5) of Regulation S-K, 17 C.F.R. § 229.601(b)(5), in connection with the Registration Statement.

For purposes of this opinion letter, we have examined copies of such agreements, instruments and documents as we have deemed an appropriate basis on which to render the opinions hereinafter expressed.  In our examination of the aforesaid documents, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the accuracy and completeness of all documents submitted to us, the authenticity of all original documents, and the conformity to authentic original documents of all documents submitted to us as copies (including pdfs). As to all matters of fact, we have relied on the representations and statements of fact made in the documents so reviewed, and we have not independently established the facts so relied on. This opinion letter is given, and all statements herein are made, in the context of the foregoing.

To the extent that the obligations of (A) SKT and the SKT Note Guarantors under the SKT Indenture, the New SKT Notes and the New SKT Guarantees, as applicable, and (B) SWF and the SWF Note Guarantors under the SWF Indenture, the New SWF Notes and the New SWF Guarantees, as applicable, may depend upon such matters, we assume for purposes of the opinions expressed herein (i) that each of the Issuers, the Non-Covered Guarantors and the Trustee is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization (and the name, and the descriptions of the form and jurisdiction of organization, of each such entity contained in the New

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Notes, the New Guarantees, the Indentures and in this opinion letter are accurate in all respects); (ii) each of the Issuers and the Non-Covered Guarantors has all requisite power and authority under all applicable law and governing documents to execute, deliver and perform its obligations under the Indentures, the New Notes and the New Guarantees, as applicable, and has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the Indentures, the New Notes and the New Guarantees, as applicable, against the other parties thereto; (iii) that the Trustee is duly qualified to engage in the activities contemplated by each of the Indentures; (iv) that the Indentures, the New Notes and the New Guarantees, as applicable, have been duly authorized, executed, and delivered by each of the Issuers, the Non-Covered Guarantors and the Trustee, as applicable, and constitute the valid and binding obligations of the Trustee, enforceable against the Trustee in accordance with their terms; (v) that, with respect to acting as a trustee under the Indentures, the Trustee is in compliance with all applicable laws and regulations; and (vi) that the Trustee has the requisite organizational and legal power and authority to perform its obligations under the Indentures.

This opinion letter is based as to matters of law solely on the applicable provisions of the following, as currently in effect: (i) the Delaware General Corporation Law, as amended, and (ii) the laws of the State of New York (but not including any laws, statutes, ordinances, administrative decisions, rules or regulations of any political subdivision below the state level). We express no opinion herein as to any other statutes, rules or regulations (and in particular, we express no opinion as to any effect that such other statutes, rules or regulations may have on the opinions expressed herein).

Also, with your approval, we have relied as to certain matters on information obtained from public officials, officers of the Issuers, the SKT Note Guarantors and the SWF Note Guarantors and other sources believed by us to be responsible, and we have assumed that the New Notes conform to the specimens thereof examined by us and that the Trustee’s certificate of authentication of the New Notes has been manually signed by one of the Trustee’s authorized officers.

Based upon, subject to and limited by the foregoing, we are of the opinion that:

(a)(i) following the effectiveness of the Registration Statement, and receipt by SKT of the Original SKT Notes in exchange for the New SKT Notes as specified in the Registration Rights Agreement, dated as of April 3, 2024, among SKT, the guarantors party thereto and BNP Paribas Securities Corp., Citigroup Global Markets Inc., ING Financial Markets LLC and Rabo Securities USA, Inc., as representatives of the initial purchasers (the “SKT Registration Rights Agreement”) entered into in connection with the issuance of the Original SKT Notes, and (ii) assuming the due execution, issuance, delivery and authentication of the New SKT Notes as provided in the SKT Indenture, the New SKT Notes will constitute valid and binding obligations of SKT and the New SKT Guarantees will constitute valid and binding obligations of the SKT Note Guarantors; and

(b)(i) following the effectiveness of the Registration Statement, and receipt by SWF of the Original SWF Notes in exchange for the New SWF Notes as specified in the Registration Rights Agreement, dated as of November 26, 2024, among SWF, the guarantors party thereto and Citigroup Global Markets Inc., ING Financial Markets, LLC, SMBC Nikko Securities America, Inc. and TD

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Securities (USA) LLC, as representatives of the initial purchasers (the “SWF Registration Rights Agreement”) entered into in connection with the issuance of the Original SWF Notes, and (ii) assuming the due execution, issuance, delivery and authentication of the New SWF Notes as provided in the SWF Indenture, the New SWF Notes will constitute valid and binding obligations of SWF and the New SWF Guarantees will constitute valid and binding obligations of the SWF Note Guarantors.

The opinions expressed above with respect to the valid and binding nature of obligations may be limited by bankruptcy, insolvency, reorganization, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other law regarding fraudulent conveyances, fraudulent transfers and preferential transfers) and by the exercise of judicial discretion and the application of principles of equity, good faith, fair dealing, reasonableness, conscionability and materiality (regardless of whether the applicable agreements are considered in a proceeding in equity or at law).

This opinion letter has been prepared for use in connection with the Registration Statement. We assume no obligation to advise of any changes in the foregoing subsequent to the effective date of the Registration Statement.

We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the reference to this firm under the caption “Legal Matters” in the prospectus constituting a part of the Registration Statement.  In giving this consent, we do not thereby admit that we are an “expert” within the meaning of the Act.

Very truly yours,

/s/ Hogan Lovells US LLP

HOGAN LOVELLS US LLP

ANNEX I

Covered Guarantors

Name of Guarantor	State or other jurisdiction of incorporation or organization
Smurfit WestRock US Holdings Corporation	Delaware
WestRock Company	Delaware
WestRock MWV, LLC	Delaware
WRKCo Inc.	Delaware

Non-Covered Guarantors

Name of Guarantor	State or other jurisdiction of incorporation or organization
Smurfit International B.V.	Netherlands
Smurfit Kappa Acquisitions Unlimited Company	Ireland
Smurfit Kappa Group plc	Ireland
Smurfit Kappa Investments Limited	Ireland
Smurfit Kappa Treasury Funding Designated Activity Company	Ireland
Smurfit Westrock plc	Ireland
WestRock RKT, LLC	Georgia